SILICON VALLEY BANK LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April ___, 2005, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (Facsimile Number 408-654-6212) (“Bank”), on the one side, and M-Wave, Inc., a Delaware corporation, and M-Wave DBS, Inc., an Illinois corporation, each with offices at 475 Industrial Drive, West Chicago, Illinois  60185 (Facsimile Number 630-562-2431) (jointly and severally referred to herein as the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.  Capitalized terms in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1       Financing of Accounts.

(a)           Availability.  Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts.  Bank may, in its good faith business judgment, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account  (the “Advance”).   Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.  When Bank makes an Advance, the Eligible Account becomes a “Financed Receivable.”

(b)           Maximum Advances.   The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount, which shall be determined on a joint basis, and not on a several basis, for both Borrowers, provided that (1) the maximum amount of Advances relating to Foreign Accounts shall not exceed $500,000 at any time and (2) the maximum amount of Advances hereunder together with the principal amount of the Loans (as defined in the CFD Loan Agreement) plus all reserves from loan availability under the CFD Agreement relating to Letters of Credit (as defined in the CFD Agreement), the FX Reserve (as defined in the CFD Agreement) and Cash Management Services (as defined in the CFD Agreement) shall not at any time exceed $6,000,000 in the aggregate.

(c)           Borrowing Procedure.  Borrower will deliver an Invoice Transmittal for each Eligible Account it offers.  Bank may rely on information set forth in or provided with the Invoice Transmittal.

(d)           Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account.  Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)           Accounts Verification/Notification/Collection.  At any time, Bank may verify an Account with the applicable account debtor relating thereto.  Further, upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing Borrower money of Bank’s security interest therein and may collect the amount owing.

(f)            Maturity.  This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(g)           Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.2          Collections, Finance Charges, Remittances and Fees.   The Obligations shall be subject to the following fees and Finance Charges.  Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1       Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.   If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7.

2.2.2       Facility Fee.  A fully earned, non‑refundable facility fee of Twelve Thousand Eight Hundred Fifty-One and 14/100 Dollars ($12,851.14) shall be due and payable on June 28, 2005.

2.2.3       Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance for such Financed Receivable.  The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.

2.2.4       Administrative Fee.   Borrower shall pay to Bank an Administrative Fee equal to 0.25% of the face amount of each Financed Receivable first financed during that Reconciliation Period (collectively such fee for all such Financed Receivables being referred to herein as the “Administrative Fee”).  The Administrative Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  After an Event of Default, the Administrative Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.2.5       Accounting.  After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Administrative Fee and the Facility Fee.  If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate.  All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.6       Deductions.  Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.7       Lockbox; Account Collection Services.  Upon the effectiveness hereof, and continuing at the sole and exclusive discretion of Bank (regardless of whether an Event of Default has occurred), Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within forty-five (45) days from the date hereof.  Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank.  Upon receipt by Borrower of such proceeds, the Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.  Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period.  This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.3          Repayment of Obligations; Adjustments.

2.3.1       Repayment.  Borrower will repay each Advance on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any material item or provision of any covenant in this Agreement, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Administrative Fees with respect to such Advance and all other amounts then due and payable hereunder.

2.3.2       Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Administrative Fee, attorneys and professional fees, court costs and expenses, and any other Obligations.

2.3.3       Debit of Accounts.   Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder.  Bank shall promptly notify Borrower when it debits Borrower’s accounts.  These debits shall not constitute a set-off.

2.3.4       Adjustments.  If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 are no longer true in all material respects, Borrower will promptly advise Bank.

2.4          Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (i) following the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence and during the continuance of an Event of Default, demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) following the occurrence and during the continuance of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) following the occurrence and during the continuance of an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive, open, and dispose of mail addressed to Borrower; (vi) regardless of whether there has been an Event of Default,  endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or  preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3              CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Advance.  Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such  documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(b)           an Intellectual Property Security Agreement covering Borrower's intellectual property assets;

(c)           a debt subordination agreement by each of Mercator Momentum Fund, L.P. and Monarch Pointe Fund, Ltd., in form and substance acceptable to Bank;

(d)           Perfection Certificates by Borrower;

(e)           payment of the fees and Bank Expenses then due and payable;

(f)                 evidence of insurance in compliance herewith with respect to both Borrowers;

(g)           landlord waivers or bailee agreements, in form and substance acceptable to Bank, as Bank shall determine is necessary or advisable in connection herewith or any of the documentation and agreements relating to the Obligations;

(h)           Certificate of Foreign Qualification (if applicable);

(i)                 securities account control agreement with respect to both Borrowers regarding any securities accounts at or through Bank.

(j)            Certificate of Good Standing/Legal Existence; and

(k)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Advances.  Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)           receipt of the Invoice Transmittal;

(b)           Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1 (d); and

(c)           each of the representations and warranties in Section 5 shall be true on the date of the Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance.  Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4              CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral, except for those liens arising under clause (c) of the definition of Permitted Liens.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.  In order for the Bank to have all requisite rights in and all pertinent and material license interests of the Borrower from time to time, without prior consent from Bank (which will not be unreasonably withheld), Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.  Borrower shall take such steps as Bank requests, in its good faith business judgment, to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” (and otherwise for the Bank to have rights of usage and access) for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.  If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

4.2          Authorization to File Financing Statements.   Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization and Authorization.  Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.   Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete.  If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2          Collateral.  Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.  Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith.  The Collateral is not in the possession of any third party bailee (such as a warehouse).  Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

5.3          Financed Receivables.  Borrower represents and warrants for each Financed Receivable:

(a)           Each Financed Receivable is an Eligible Account.

(b)           Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)           The correct amount is on the Invoice Transmittal and is not disputed;

(d)           Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e)           Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)            There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)           Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)            Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j)            No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4          Litigation.  There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5          No Material Deviation  in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6          Solvency.  Borrower is able to pay its debts (including trade debts) as they mature.

5.7          Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would  not reasonably be expected to cause a Material Adverse Change.

5.8          Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and except for the 100% ownership interest of M-Wave, Inc. with respect to M-Wave DBS, Inc.

5.9          Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance.  Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2          Financial Statements, Reports, Certificates.

(a)           Borrower shall deliver to Bank:  (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited  consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower’s stock becomes publicly held, within three (3) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8‑K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) prompt notice of any material change in the composition of the Intellectual Property Collateral, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or knowledge of an event that materially adversely affects the value of the Intellectual Property Collateral; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b)           Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B attached hereto.

(c)           Borrower will allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable, at Borrower’s expense, upon reasonable notice to Borrower and upon such frequency as Bank determines in its good faith business judgment is necessary or desirable After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification to Borrower.

(d)           Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e)           Provide Bank with, as soon as available, but no later than twenty (20) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank.

6.3          Taxes.  Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4          Insurance.  Borrower shall keep its business and the Collateral insured for risks and in amounts,   and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as an additional  loss payee and all liability policies shall show Bank as an additional insured and  all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this  Section and take any action under the policies Bank deems prudent.

6.5          Accounts.

(a)           In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary depository and operating accounts and securities accounts with Bank, which accounts shall represent at least 90% of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions.  Any Guarantor shall maintain all depository, operating and securities accounts with Bank.

(b)           Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank.  In addition, for each such account that Borrower or Guarantor at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

6.6          Minimum Tangible Net Worth Financial Covenant.

M-Wave, Inc., on a consolidated basis, shall maintain at all times (which shall be tested  as of the last day of each month) a Tangible Net Worth of not less than $2,500,000 plus (i) 50% of all consideration received after March 31, 2005 for equity securities and subordinated debt of the Borrower plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending on and after March 31, 2005.  Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter.  Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter.  In no event shall the Minimum Tangible Net Worth Covenant be decreased.

                As used herein “Tangible Net Worth” shall mean the excess of total assets less total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets:  (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (iii) minority investments in other Persons.

(B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Bank or by language in the instrument evidencing the indebtedness which Bank agrees in writing is acceptable to Bank in its good faith business judgment.

6.7          Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn‑out or obsolete equipment.

7.2          Changes in Business, Ownership, Management or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment), or management.  Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses  (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.  Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.  The Collateral may also be subject to Permitted Liens, except for those liens arising under clause (c) of the definition of Permitted Liens.

7.6          Distributions; Investments.  (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8          Subordinated Debt.  Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

7.9          Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8              EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1          Payment Default.  Borrower fails to pay any of the Obligations when due;

8.2          Covenant Default.  Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3          Material Adverse Change.  A Material Adverse Change occurs;

8.4          Attachment.  (i) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim becomes a Lien on a portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice;

8.5          Insolvency.  (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no  Advances shall be made before any Insolvency Proceeding is dismissed);

8.6          Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a  Material Adverse Change;

8.7          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

8.8          Misrepresentations.  If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9          Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement;

8.10        Ownership of Subsidiary.  M-Wave, Inc. shall cease to own 100% of the issued and outstanding capital stock in, or shall cease to have the ability and power to elect or appoint 100% of the directors of, M-Wave DBS, Inc.; or

8.11        Cross Default with CFD Loan Agreement.  An "Event of Default", under and as defined in the CFD Loan Agreement, occurs.

9              BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g)           Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h)           Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2          Bank Expenses; Unpaid Fees.  Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the Default Rate and be secured by the Collateral.  No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.  In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate and be secured by the Collateral.

9.3          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6          Default Rate.  After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate plus five percentage points (5.00%) per annum (the “Default Rate”).

10           NOTICES.

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement.  A party may change notice address by written notice to the other party.

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.  NOTWITHSTANDING THE FOREGOING,  BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2        Indemnification.  Borrower hereby indemnifies, defends and holds Bank and its officers, employees, directors and agents harmless against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3        Right of Set-Off.   Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Severability of Provision.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8        Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10      Attorneys’ Fees, Costs and Expenses.   In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11      Conflict With Other Agreements.   To the extent of any conflicts between this Agreement and the CFD Loan Agreement, the Agreement giving the Bank greater rights shall control as to the applicable provision in question.

13           SURETYSHIP AND RELATED WAIVERS AND PROVISIONS.

13.1        The Borrowers each are, and at all times shall be, jointly and severally liable for each and every one of the Obligations, regardless of which Borrower or Borrowers requested, received, used, or directly enjoyed the benefit of, the extensions of credit hereunder.  Each Borrower's Obligations are independent Obligations and are absolute and unconditional.  Each Borrower hereby waives any defense to such Obligations that may arise by reason of the disability or other defense or cessation of liability of any other Borrower for any reason other than payment in full.  Each Borrower also waives any defense to such Obligations that it may have as a result of Bank's election of or failure to exercise any right, power, or remedy, including the failure to proceed first against another Borrower or any security it holds from such other Borrower.  Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that Bank may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as Bank may elect in accordance with the Loan Documents.

13.2        Each Borrower acknowledges that the Obligations undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Borrower to secure Obligations of the other Borrowers, if and when applicable, could be construed to consist, at least in part, of the guaranty of Obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees as hereinafter set forth in the balance of this Section 13.  The consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 13 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Borrower may be deemed a guarantor or surety for the Obligations of another Borrower) and thus are intended to be effective and applicable only to the extent that any Borrower has agreed to answer for the Obligation of another Borrower or has granted a lien or security interest in any property to secure the Obligation of another Borrower, if and when applicable; conversely, the consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 13 shall not be applicable to the direct Obligation of a Borrower with respect to a credit accommodation extended directly to such Borrower, and shall not be applicable to security interests or liens on property of a Borrower given to directly secure direct Obligations of such Borrower where no aspect of guaranty or suretyship is involved, if and when any such security interest may arise.

13.3        Each Borrower hereby waives:  (a) presentment for payment, notice of dishonor, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which any other Borrower might be entitled, including without limitation notice of all of the following:  the acceptance hereof; the creation, existence, or acquisition of any Obligations; the amount of the Obligations from time to time outstanding; any foreclosure sale or other disposition of any property which secures any or all of the Obligations or which secures the obligations of any other Borrower of any or all of the Obligations; any adverse change in any other Borrower's financial position; any other fact which might increase such Borrower's risk; any default, partial payment or non-payment of all or any part of the Obligations; the occurrence of any other Event of Default; any and all agreements and arrangements between Bank and any other Borrower and any changes, modifications, or extensions thereof, and any revocation, modification or release of any guaranty or joint and several liability of any or all of the Obligations by or of any person; (b) any right to require Bank to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Bank or any Obligations of Bank to any other Borrower, or to exercise any other right or power, or pursue any other remedy Bank may have; (c) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor, endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor, endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Bank or others which directly or indirectly results in the discharge or release of any other Borrower or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (d) any defense arising by reason of any failure of Bank to obtain, perfect, maintain or keep in force any security interest in, or lien or encumbrance upon, any property of any other Borrower or any other person; (e) any defense based upon any failure of Bank to give such Borrower notice of any sale or other disposition of any property securing any or all of the Obligations, or any defects in any such notice that may be given, or any failure of Bank to comply with any provision of applicable law in enforcing any security interest in or lien upon any property securing any or all of the Obligations including, but not limited to, any failure by Bank to dispose of any property securing any or all of the Obligations in a commercially reasonable manner; (f) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor, endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding; and (g) the benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Agreement and the other Loan Documents.  Until all Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower under the Loan Documents except the full performance and payment of all of the Obligations.  If any claim is ever made upon Bank for repayment or recovery of any amount or amounts received by Bank in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Bank repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Bank or any of its property, or by reason of any settlement or compromise of any such claim effected by Bank with any such claimant (including without limitation any other Borrower), then and in any such event, such Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of the joint and several liability of such Borrower and the other Borrowers with respect to the Obligations or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and such Borrower shall be and remain liable to Bank for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Bank, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of the joint and several liability of such Borrower and the other Borrowers with respect to the Obligations or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations.  Until all Obligations have been irrevocably paid and performed in full, each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

13.4        Each Borrower hereby consents and agrees that, without notice to or by such Borrower and without affecting or impairing in any way the obligations or liability of such Borrower hereunder, Bank may, from time to time and at any time in accordance with the provisions of this Agreement, do any one or more of the following with respect to any other Borrower:  (a) accelerate, accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (b) grant any other indulgence to any other Borrower or any other person in respect of any or all of the Obligations or any other matter; (c) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Bank at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (d) substitute or add, or take any action or omit to take any action which results in the release of, any one or more endorsers or any other Borrowers of all or any part of the Obligations, regardless of any destruction or impairment of any right of contribution or other right of such Borrower; (e) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Obligations, including the rate of interest thereon; (f) apply any sums received from any other Borrower, guarantor, endorser, or co-signer, or from the disposition of any collateral or security, to any Obligations whatsoever owing from such person or secured by such collateral or security, in such manner and order as Bank determines in its sole discretion, and regardless of whether such Obligations is part of the Obligations, is secured, or is due and payable; (g) apply any sums received from any Borrower or from the disposition of any collateral to any of the Obligations in such manner and order as Bank determines in its good faith business judgment, regardless of whether or not such Obligations is secured or is due and payable.  Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets in favor of any Borrower, or against or in payment of any or all of the Obligations.  Each Borrower further consents and agrees that Bank shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations.  Without limiting the generality of the foregoing, Bank shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

13.5        Each Borrower hereby waives all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Borrower or any other surety by reason of California Civil Code Sections 2787 to 2855, inclusive.  Each Borrower waives all rights and defenses that such Borrower may have because the Obligations may be or are secured by real property, if and when any such eventuality arises.  This means, among other things:  (a) Bank may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower; and (b) If Bank forecloses on any real property collateral pledged by any Borrower:  (i) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (ii) Bank may collect from any Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower or any endorser, co-maker or other person.  This is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because the Obligations may be or are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure.  Each Borrower waives all rights and defenses arising out of an election of remedies by Bank, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed or may destroy such Borrower's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

13.6        Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Bank.  The liability of each Borrower relative to the Obligations is exclusive and independent of any other guaranty or joint and several liability of any other Borrower of any or all of the Obligations whether executed by Borrower or by any other Borrower or any guarantor, endorser, co-maker or other person, or otherwise.  The liability of any Borrower hereunder shall not be affected, revoked, impaired, or reduced by any one or more of the following:  (a) the fact that the Obligations exceeds the maximum amount of any Borrower's liability, if any, specified herein or elsewhere (and no agreement specifying a maximum amount of any Borrower's liability shall be enforceable unless set forth in a writing signed by Bank); or (b) any direction as to the application of payment by any other Borrower or by any other party; or (c) any continuing or restrictive guaranty or undertaking or any limitation on the liability of any other Borrower; or (d) any payment on or reduction of any such guaranty or undertaking; or (e) any revocation, amendment, modification or release of any such guaranty or undertaking; or (f) any dissolution or termination of, or increase, decrease, or change in membership of any Borrower which is a partnership.  Each Borrower hereby expressly represents that it was not induced to agree to be liable for the Obligations by the fact that there are or may be other Borrowers that are jointly and severally liable with such Borrower relative to the Obligations, and each Borrower agrees that any release of any one or more of such other Borrowers shall not release such Borrower from its Obligations either in full or to any lesser extent.

13.7        Each Borrower is fully aware of the financial condition of each other Borrower and is agreeing to be jointly and severally liable with each other Borrower at the request of each such other Borrower and based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Bank with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and such Borrower hereby assumes full responsibility for obtaining, any additional information concerning each other Borrower's financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Bank to furnish to such Borrower any information now or hereafter in Bank's possession concerning the same or any other matter.

14           DEFINITIONS

14.1        Definitions.  In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Administrative Fee” shall have the meaning as set forth in Section 2.2.4 hereof.

“Advance” is defined in Section 2.1.1.

“Advance Rate”  eighty percent (80.0%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1, provided that the foregoing percentage rate shall be sixty percent (60%) with respect to Foreign Accounts if such Accounts are deemed approved for borrowing purposes hereunder until such time as Bank determines in its discretion that sufficient credit enhancements with respect to any such Foreign Account or Accounts is acceptable and communicates such determination in writing to Borrower, then such Advance Rate regarding such Foreign Account or Accounts shall be deemed to eighty percent (80.0%), net of any applicable offsets.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus one and three-quarters percentage points (1.75%).

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

"CFD Loan Agreement" shall mean that certain Loan and Security Agreement dated June 28, 2004 by and between Bank and Borrower, as amended from time to time (including, without limitation, as amended by that certain Assumption and Amendment Agreement dated as of the date hereof by and between Bank and Borrower).

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of Borrower granted by Borrower to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, as described on Exhibit A.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Current Liabilities” is all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Default Rate” is defined in Section 9.6.

“Deferred Revenue” is all amounts received or  invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1 (d), and are due and owing from Account Debtors deemed creditworthy by Bank in its discretion.  Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower and with it being specifically understood that Accounts against which "Loans" (as defined the CFD Loan Agreement) or reserves are established thereunder with respect to credit accommodations extended thereunder shall under no event be considered Eligible Accounts hereunder):

(a)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b)           Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)           Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis (such Account being referred to herein as "Foreign Accounts");

(d)           Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(e)           Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(f)            Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;

(g)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(h)           Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(i)            Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Facility Amount” is One Million Eight-Hundred Seventy-Five Thousand Dollars ($1,875,000), which represents the maximum gross face amount of all Financed Receivables hereunder, prior the application of the Advance Percentage, and thus does not refer to the amount of principal indebtedness outstanding hereunder.   .

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

"Foreign Accounts" shall have the meaning ascribed to such term in clause (c) of the definition of Eligible Accounts.

“GAAP” is generally accepted accounting principles, consistently applied.

“Good Faith Deposit” is defined in Section 2.2.8.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“IP Agreement” is a certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank.

“Intellectual Property Collateral” is a defined in the IP Agreement.

“Lockbox” is defined in Section 2.2.7.

 “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated, and Loan Documents shall include without limitation the CFD Loan Agreement.

“Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is June 28, 2006.

“Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Facility Fee, Administrative Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Perfection Certificate” is a certain representations and warranties letter agreement previously executed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a)           Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b)           Subordinated Debt;

(c)           Indebtedness to trade creditors  incurred in the ordinary course of business; and

(d)           Indebtedness secured by Permitted Liens.

“Permitted Investments” are: (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through Bank.

“Permitted Liens” are:

(a)           Liens arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)           Purchase money Liens securing no more than $40,000 in the aggregate amount outstanding  (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d)           Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest; and

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Day” is the last calendar day of each month.

“Reconciliation Period” is each calendar month.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” has the definition ascribed to such term as is set forth in Section 6.6 hereof.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the State of California as of the date first above written.

BORROWER:

M-WAVE, INC.

By
Name:
Title:

M-WAVE DBS, INC.

By
Name:
Title:

BANK:

SILICON VALLEY BANK

By
Name:
Title:

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know‑how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

Compliance Certificate

                I, as authorized officer of each of M-Wave, Inc. and M-Wave DBS, Inc.  (jointly and severally, the “Borrower”) certify under the Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower,  is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would  not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the Financial Covenant(s) set forth in Section 6.6 of the Agreement.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Sincerely,

Signature

Title

Date